       As filed with the Securities and Exchange Commission on June 11, 1998
                                           Registration Statement No. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-3
                             ----------------------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                           THE LEARNING COMPANY, INC.
             (Exact name of registrant as specified in its charter)
                             ----------------------
          DELAWARE                                       94-2562108
 (State or other jurisdiction               (I.R.S. Employer Identification No.)
of incorporation or organization)


                              ONE ATHENAEUM STREET
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 494-1200
                        (Address, including zip code, and
                     telephone number, including area code,
                            of registrant's principal
                               executive offices)
                             ----------------------

                                 NEAL S. WINNEG
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           THE LEARNING COMPANY, INC.
                              ONE ATHENAEUM STREET
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 494-1200
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. __

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. _X_

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 333-_______.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 333-__________.

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. __

          -------------------------------------------------------------


                                              CALCULATION OF REGISTRATION FEE
-------------------------------------------------- -------------- -------------- ----------------- -----------------
                                                                    Proposed         Proposed
             Title of Each Class of                   Amount         Maximum         Maximum
           Securities to be Registered                 to be        Offering        Aggregate         Amount of
                                                    Registered        Price       Offering Price   Registration Fee
                                                                    Per Share
-------------------------------------------------- -------------- -------------- ----------------- -----------------
Common Stock, $.01 par value per share             8,687,500(1)     $27.50(2)     $238,906,250(2)       $70,478
-------------------------------------------------- -------------- -------------- ----------------- -----------------

          (1) Consists of 8,687,500 shares of Common Stock issuable upon the exchange or redemption of exchangeable non-voting shares of SoftKey Software Products Inc. (as more fully described below).

          (2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the New York Stock Exchange on June 8, 1998.

                   -------------------------------------------


          THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
   SECTION 8(A), SHALL DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 11, 1998


PROSPECTUS

                           THE LEARNING COMPANY, INC.


                        8,687,500 SHARES OF COMMON STOCK

                              ---------------------

     Each of the 8,687,500 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of The Learning Company Inc., a Delaware corporation (the "Company"), offered hereby is issuable upon exchange or redemption of certain exchangeable non-voting shares (the "New Exchangeable Shares") of SoftKey Software Products Inc., an Ontario corporation ("SoftKey"). SoftKey, the issuer of the New Exchangeable Shares, is a subsidiary of the Company. The New Exchangeable Shares are issuable upon exercise of special warrants (the "Warrants") to purchase non-voting exchangeable shares of SoftKey offered and sold outside the United States pursuant to the requirements of Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not cover the exchange of the New Exchangeable Shares by the initial purchasers of the Warrants. The Warrants will be exercisable on the business day following the date that all consents and approvals necessary to ensure that the rights and benefits of the holders of the New Exchangeable Shares are substantially equivalent to the rights and benefits of the holders of the outstanding exchangeable non-voting shares of SoftKey (the exchangeable non-voting shares of SoftKey, including the New Exchangeable Shares, are collectively referred to herein as the "Exchangeable Shares"), provided that if such consents and approvals are not obtained by July 10, 1998, the Warrants will thereafter be exercisable for 1.07
Exchangeable Shares. Any unexercised Special Warrants as at 5:00 p.m. (Toronto time) on July 10, 1998 will be deemed to have been exercised immediately prior to such time by the holder without any further action on the holder's part. See "Plan of Distribution." The Company has outstanding a single share of special voting stock, $1.00 par value per share (the "Voting Share"), which has a number of votes equal to the number of Exchangeable Shares outstanding from time to time not owned by the Company, or an entity controlled by or under common control with the Company, for the election of directors and on all other matters submitted to a vote of stockholders of the Company. The holder of the Voting Share is not entitled to dividends and shall vote with the holders of Common Stock of the Company as a single class. The Exchangeable Shares may be exchanged for the Company's Common Stock on a one-for-one basis until February 4, 2005, at which time any outstanding Exchangeable Shares will be purchased or automatically redeemed for shares of the Common Stock of the Company. Shares of Common Stock are being offered on a continuous basis pursuant to Rule 415 under the Securities Act for such period as the Registration Statement to which this Prospectus relates remains effective.

     The Company and SoftKey are offering shares of Common Stock to holders of New Exchangeable Shares pursuant to the terms of the Exchangeable Shares, which obligate the Company and SoftKey to effect such exchanges when, as and if Exchangeable Shares are presented by the holders thereof for exchange. Upon such exchange, holders of Exchangeable Shares will be entitled to receive for each Exchangeable Share one share of Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Share. See "Plan of Distribution." All expenses of registration incurred in connection with this offering are being paid by the Company.

     The Company's Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "TLC." On June 10, 1998, the closing sale price of the Common Stock on the NYSE was $27.50 per share.

                             ----------------------

               THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10.
                             ----------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.
                              ---------------------

                 The date of this Prospectus is June   , 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy and information statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Company is required to file electronic versions of these documents through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to such Registration Statement. Statements contained in this Prospectus regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:


          (i) The Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1998, filed with the Commission on March 13, 1998;

          (ii) Amendment No. 1 to the Company's Annual Report on Form 10-K/A for the fiscal year ended January 3, 1998, filed with the Commission on May 29, 1998;

          (iii) The Company's Current Report on Form 8-K dated March 12, 1998, filed with the Commission on March 17, 1998.

          (iv) The Company's Definitive Proxy Statement for the 1998 Annual Meeting of Stockholders to be held on May 21, 1998 filed with the Commission on April 2, 1998);

          (v) The Company's Current Report on Form 8-K dated March 27, 1998, filed with the Commission on April 13, 1998;

          (vi) The Company's Amendment No. 1 to Current Report on Form 8-K/A, dated March 27, 1998, filed with the Commission on April 29, 1998;

          (vii) The Company's Amendment No. 2 to Current Report on Form 8-K/A, dated March 27, 1998, filed with the Commission on May 8, 1998;

          (viii) The Company's Amendment No. 3 to Current Report on Form 8-K/A, ted March 27, 1998, filed with the Commission on May 20, 1998;

          (ix) The Company's Amendment No. 4 to Current Report on Form 8-K/A, dated March 27, 1998, filed with the Commission on May 29, 1998;

          (x) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 1998, filed with the Commission on May 13, 1998; and

          (xi) The Company's Registration Statement on Form 8-A, filed with the Commission on October 29, 1996.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Shares registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). All such requests shall be directed to: The Learning Company, Inc., One Athenaeum Street, Cambridge, Massachusetts 02142, Attention: Secretary, Telephone: (617) 494-1200.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Certain statements in this Prospectus and in the documents incorporated herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 2B of the Exchange Act. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "plans," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements. These factors include those set forth in "Risk Factors" herein.

                                   THE COMPANY

     The Learning Company, Inc. (the "Company") develops and publishes a broad range of high quality branded consumer software for personal computers ("PCs") that educate across every age category, from young children to adults. The Company's primary emphasis is in education and reference software, but it also offers a selection of lifestyle, productivity and, to a lesser extent, entertainment products, both in North America and internationally.

     The Company's educational products are principally sold under a number of well known brands, including The Learning Company, MECC and Creative Wonders brands. The Company develops and markets educational products for children ages 18 months to 7 years in the popular "Reader Rabbit" family, which includes both single-subject and multi-subject titles such as Reader Rabbit's Reading 1 and Reader Rabbit's Math 1, and Reader Rabbit's Toddler, Reader Rabbit's Pre-School, Reader Rabbit's Kindergarten and Reader Rabbit's 1st Grade. The Company also publishes educational products for this age group based on the popular Sesame Street and Madeline characters, among others. For children seven years and older, the Company develops and markets engaging educational products such as the long-running "Trail" series, which includes Oregon Trail 3rd Edition, as well as products based on the popular Baby-Sitter's Club books. During 1997, the Company launched its American Girls Premiere title, which is marketed towards girls in this age group.

     The Company develops and markets several different lines of software designed to teach children and adults such foreign languages as French, German, Spanish and Japanese. These lines include, among others, the Learn to Speak and Berlitz lines of products.

     The Company's reference products include the "Compton's Home Library" line which includes, among others, Compton's Interactive Encyclopedia and Compton's World Atlas. In addition, the Company offers a line of medical reference products that includes BodyWorks, Home Medical Reference Library and Mosby's Medical Encyclopedia. The Company's productivity line is marketed under the SoftKey and the Creative Office brands. The Company also publishes a lower-priced line of products in box version under the Key and Classics brands and a jewel-case only version under the SoftKey brand.

     During 1997, the Company began offering an Internet filtering product with the introduction of the popular Cyber Patrol, which allows parents and teachers to choose what content on the Internet is appropriate for children. Adults can choose to block material organized into many different categories such as violence, nudity, explicit sexual material and hate speech. In addition to marketing the product to homes and schools, the Company is also marketing to corporations a version of Cyber Patrol that can block sites with content such as sports, leisure and shopping to improve productivity in the office.

     The Company distributes its products through retail channels, including direct sales to computer electronics stores, office superstores, mass merchandisers, discount warehouse stores and software specialty stores which control over 23,000 North American storefronts. The Company also sells its products directly to consumers through the mail, telemarketing and the Internet, and directly to schools. The Company's international sales are conducted from subsidiaries in Germany, France, Holland, Ireland, the United Kingdom, Australia and Japan. The Company also derives revenue from licensing its products to original equipment manufacturers ("OEMs") which bundle the Company's products for sale with computer systems or components and through on-line offerings.

     The Company has a history of acquiring companies in order to broaden its product lines and sales channels. In May 1998, the Company completed the acquisition of PF. Magic, Inc. ("PF. Magic"), a publisher of virtual life software for children. In March 1998, the Company and certain of its affiliates completed the acquisition of Mindscape, a publisher of educational, productivity and entertainment software. During 1997, the Company completed a number of small complementary acquisitions in the educational software segment. During the third quarter of 1997, the Company acquired Learning Services Inc. ("Learning Services") (a national school software catalog for teachers), Skills Bank Corporation ("Skills Bank") (a developer of older age and remedial educational software for schools) and Microsystems Software, Inc. ("Microsystems") (an Internet filtering publisher and creator of Cyber Patrol). During the fourth quarter of 1997, the Company and certain of its affiliates acquired control of Creative Wonders, L.L.C. ("Creative Wonders") (a developer of branded children's educational software) and acquired TEC Direct, Inc. (the publisher of an educational consumer software catalog).

     In May 1996, the Company consummated the acquisition of MECC, an educational software publisher. That acquisition, together with the acquisitions in December 1995 of The Learning Company ("The Former Learning Company") and Compton's NewMedia, Inc. ("Compton's"), marked the completion of the Company's strategic initiative to expand its educational software franchise.

     The Company was incorporated in California in October 1978 and reincorporated in Delaware in October 1986. In February 1994, the Company, which was then known as WordStar International Incorporated, completed a three-way business combination with SoftKey Software Products Inc. and Spinnaker Software Corporation in which the Company changed its name to SoftKey International Inc. In October 1996, the Company changed its name from SoftKey International Inc. to The Learning Company, Inc. to reflect its expanded emphasis on educational software. The Company's executive offices are located at One Athenaeum Street, Cambridge, Massachusetts 02142. Its telephone number is (617) 494-1200, and its internet web site is located at http:/www.learningco.com. "The Learning Company, Inc." and all of the Company's logos and product names are trademarks of the Company.

                                  RISK FACTORS

     The Shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information included or incorporated by reference in this Prospectus before purchasing the Shares offered hereby.

TAXABILITY OF THE EXCHANGE

     Based on the tax laws as of the date of this Prospectus, the exchange of Exchangeable Shares for Shares is generally a taxable event in Canada and the United States. A holder's tax consequences can vary depending on a number of factors, including the residency of the holder and the method of the exchange (redemption or exchange) (see "Income Tax Considerations").

DIFFERENCES IN CANADA AND U.S. TRADING MARKETS

     The outstanding Exchangeable Shares of SoftKey are listed on The Toronto Stock Exchange (the "TSE") and the Common Stock is listed on the NYSE. The TSE has conditionally approved the listing of the New Exchangeable Shares. There is no current intention to list the Exchangeable Shares or Common Stock on any other stock exchange in Canada or the United States. As a result of the foregoing, the price at which the Exchangeable Shares will trade will be based upon the market for such shares on the TSE and the price at which the shares of Common Stock will trade will be based upon the market for such shares on the NYSE. Although the Company believes that the market price of the Exchangeable Shares on the TSE and the market price of the Common Stock on the NYSE will reflect essentially equivalent values, there can be no assurances that the market price of the Common Stock will be identical, or even similar, to the market price of the Exchangeable Shares.

INTENSE COMPETITIVE ENVIRONMENT

     The consumer software industry is intensely and increasingly competitive and is characterized by rapid changes in technology and customer requirements. The Company competes for retail shelf space and general consumer awareness with a number of companies that market consumer software. The Company encounters competition from both established companies, including the largest companies in the industry, and new companies that may develop comparable or superior products. A number of the Company's competitors and potential competitors possess significantly greater capital, marketing resources and brand recognition than the Company. Rapid changes in technology, product obsolescence and advances in computer software and hardware require the Company to develop or acquire new products and to enhance its existing products on a timely basis. The Company's marketplace has recently experienced a higher emphasis on online and Internet related services and content tailored for this new delivery vehicle. To the extent that demand increases for online products and content, the demand for the Company's existing products may change. There can be no assurance that the Company will be able to successfully maintain market share and otherwise compete successfully in the future.

     Competitive pressures in the software industry have resulted, and the Company believes may continue to result, in pressure to reduce the prices of its products or risk loss of market share. In response to such competitive pressures during early 1997 the Company reduced the retail selling price of certain of its educational products. There can be no assurance that the Company's competitors' product selling prices will not continue to decline in the future or that the Company will not respond to such declines with additional price reductions. Such price reductions may reduce the Company's revenues and operating margins in the future. During 1997, the Company and many of its competitors began using rebate coupons in order to induce consumers to purchase their products. In addition, the Company uses various forms of prints and television advertising to enhance brand and product awareness. The use of these methods of channel marketing and advertising is becoming more prevalent among the larger consumer software publishers. To the extent that the Company fails to match competitors' future channel marketing and advertising programs, it could risk loss of market share and corresponding revenues and operating profits.

     Large companies with substantial bases of intellectual property content in the motion picture and media industries, sophisticated product marketing and technical abilities and/or financial resources that may not need to realize an immediate profit or return on investment have increasingly entered or announced their intention to enter the consumer software market. These competitors include Microsoft Corporation, The Walt Disney Company, Mattel, Inc., Hasbro, Inc. and Cendant Corporation (formerly CUC International Inc.). For example, technology companies have begun to acquire greater access to content, and content-oriented companies have begun to acquire greater technological capabilities. To the extent that competitors achieve a performance, price or distribution advantage, the Company could be adversely affected. Furthermore, increased consolidation of the consumer software market may impact future growth potential and performance.

INTENSE COMPETITION FOR DISTRIBUTION CHANNELS

     In the retail distribution channel, resellers typically have available a limited amount of shelf space and promotional resources. There is intense competition for high quality and adequate levels of shelf space and promotional support from retailers. To the extent that the number of consumer computer platforms and products increases, this competition for shelf space may also increase. The Company also competes for shelf space against non-educational and reference category publishers such as games. To the extent that these vendors acquire greater shelf space, the Company's position may be reduced. Mass merchants such as Wal-Mart and Kmart are increasingly becoming a larger portion of the Company's sales. As these retailers achieve greater market share from the traditional software retailers, the Company may experience higher marketing costs and increased competition for shelf space, which could impact future sales and operating margins. Additionally, as technology changes, the type and number of distribution channels will further change and new types of competitors, such as cable or telephone companies, are likely to emerge. There can be no assurance that the Company will compete effectively in these channels in the future.

     The retail channels of distribution available for products are subject to rapid changes as retailers and distributors enter and exit the consumer software market or alter their product inventory preferences. Other types of retail outlets and methods of product distribution may become important in the future. These new methods may include delivery of software using online services or the Internet, which will necessitate certain changes in the Company's business and operations including addressing operational challenges such as improving download time for pictures, images and programs, ensuring proper regulation of content quality and developing sophisticated security for transmitting payments. Should on-line distribution channels increase, the Company will be required to modify its existing technology platforms in order for its products to be compatible and remain competitive. It is critical to the success of the Company that, as these changes occur, it maintain access to those channels of distribution offering software in its market segments.

ACQUISITIONS, BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES

     The Company has historically expanded its business through, among other strategies, acquisitions, business combinations and strategic alliances. Moreover, the consumer software industry as a whole has recently experienced consolidation. The Company believes that its customers will in the future demand that the Company offer increasing numbers of titles throughout the range of product categories. The Company believes that in many cases the most efficient means to acquire such titles or the ability to develop or license such titles is to enter into acquisitions, business combinations or strategic alliances with consumer software companies and others.

     The Company continuously evaluates and considers other businesses of varying sizes as potential strategic partners and candidates for acquisition (whether negotiated or non-negotiated) and continuously engages in discussions with certain businesses in pursuit of possible transactions. Certain of these businesses may be substantial in size as compared to the Company. There can be no assurance that the Company will enter into any such transaction or, if the Company does identify and consummate such a transaction, that the transaction will enable the Company to achieve its goals.

     Acquisitions or business combination transactions that would result in further expansion of the Company's business in the entertainment and educational product areas may result in a higher degree of product acceptance risk and longer development cycles for the Company's products. In addition, companies that develop entertainment software (for PC, Sega, Nintendo and 3DO platforms) typically experience lower gross margins than the Company has experienced from its current operations. Further, should purchase accounting be used by the Company for future acquisitions or business combination transactions, such accounting treatment may result in large, one-time expense charges for in-process research and development costs and short amortization periods for acquired technology and other intangible assets acquired in the transaction.

     Competition for suitable acquisitions, business combinations and strategic alliances and the cost of these transactions have recently been increasing. The future availability of desirable prospects for these transactions in the computer software industry is uncertain. In addition, assuming that the Company is able to identify appropriate transaction prospects, the execution and implementation of acquisitions, business combinations and strategic alliances involves a significant time commitment from senior management and can result in large restructuring costs. There can be no assurance that suitable opportunities will be identified, that transactions can be consummated or that assets, businesses or relationships acquired in such transactions can be integrated successfully into the Company's operations.

LEVERAGE

     As of April 4, 1998, the Company had outstanding $303,650,000 principal amount of 5 1/2% Senior Convertible Notes due 2000 (the "Notes"). The Notes will be redeemable by the Company on or after November 2, 1998 at declining redemption prices. If the holders of the Notes do not convert the Notes held by them into Common Stock, there can be no assurance that the Company's operating cash flow will be sufficient to meet its debt service requirements, or that the Company will be able to repay the Notes at maturity or in accordance with their respective terms or to refinance the Notes on favorable terms or at all.

MANAGEMENT OF GROWTH; INTEGRATION OF ACQUIRED BUSINESSES; KEY EMPLOYEES

     The Company is currently experiencing a period of rapid growth that is placing and will likely continue to place a strain on the Company's financial, management and other resources in the future. The Company's ability to continue to manage its growth effectively will require it, among other things, to continue to improve its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. If the Company's management becomes unable to manage growth effectively, the Company's business, operating results and financial condition could be adversely affected. For example, over the past two years, the Company has acquired The Former Learning Company, Compton's, Compton's Learning Company, MECC, Learning Services, Skills Bank, Microsystems, TEC Direct, Mindscape and PF. Magic, among other companies. Should certain key employees not be retained, future operating results may be adversely affected.

     Additionally, as a result of such acquisitions, the Company faces challenges relating to integration of operations such as coordinating geographically separate organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. The process of combining organizations may cause an interruption of, or a loss of momentum in, the activities of the Company's business, which could have an adverse effect on the revenues and operating results of the Company, at least in the near term.

     The ability of software companies with significant internal development and marketing capabilities to continue to manage growth, develop competitive new products and respond to rapid technological change depends on an ability to attract, motivate, manage and retain talented developers, product marketers and other employees with valuable technological and marketing expertise. The Company's educational software products require a substantially larger internal development and marketing staff than its operations had previously required. If the Company is unable to attract, motivate, manage and retain such employees, the Company's results of operations will likely be adversely affected.

NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

     The Company operates in a highly competitive and technology driven environment. The consumer software industry is undergoing substantial change and is subject to a high level of uncertainty. Software companies must continue to develop or acquire new products or upgrade existing products on a timely basis to sustain revenues and profitable operations. Factors contributing to the short life span of PC software have included rapid technological change and an expanded demand for content-rich products. Software companies must continue to create or acquire innovative new products reflecting technological changes in hardware and software and translate current products into newly accepted hardware and software formats, in order to gain and maintain a viable market for their products. PC hardware, in particular, is steadily advancing in power and function, expanding the market for increasingly complex and flexible software products. This has also resulted in longer periods necessary for research and development of new products and a greater degree of unpredictability in the time necessary to develop products. Furthermore, the rapid changes in the market and the increasing number of new products available to consumers have increased the degree of consumer acceptance risk with respect to any specific title that the Company may publish. It is expected that this trend will continue and may become more pronounced in the future.

     Similarly, the Company's product-content focus and enhanced presence in the educational and reference software market have required and will continue to require the Company to evaluate and adopt appropriate development and marketing strategies and methods, which may differ from those historically employed by the Company and may subject the Company to the risks and competitive pressures associated with those new strategies.

     The Company's rights to license many of its software products are non-exclusive and, generally, of limited duration, and there is no assurance the Company will be able to continue to obtain new products from developers or to maintain or expand its market share in the event that a competitor offers the same or similar software products. If the Company is unable to develop or acquire new products in a timely manner as revenues decrease from products reaching the end of their natural life cycle, the Company's results of operations will be adversely affected.

     Certain of the Company's products, such as The American Girls Premiere and the Sesame Street line of products, among others, include branded content licensed from third parties. This content is licensed pursuant to agreements with terms of finite duration and which may contain restrictions on the Company's ability to develop future products without the consent of the applicable licensor. If the Company is not able to develop future products under these agreements or enter into alternative arrangements with the same or additional licensors, the Company's operating results could be adversely affected.

COMPETITION FOR SHELF SPACE AND PROMOTIONAL SUPPORT

     Retailers of the Company's products typically have a limited amount of shelf space and promotional resources, and there is intense competition among high-quality educational software products for adequate levels of shelf space and promotional support from retailers. To the extent that the number of consumer software products and computer platforms increases, this competition for shelf space may intensify. Due to increased competition for limited shelf space, retailers and distributors are increasingly in a better position to negotiate favorable terms of sale, including price discounts and product return policies, as well as cooperative market development funds. Retailers often require software publishers to pay fees in exchange for preferred shelf space. The amounts paid to retailers by software publishers for preferred shelf space are customarily determined by arms-length negotiations on a case by case basis, and there is no general formula or industry standard for determining such fees. There can be no assurance that such retailers will continue to purchase the Company's products, provide the Company's products with adequate levels and quality of shelf space or continue to participate with the Company in cooperative advertising, promotional or market development arrangements. In addition, the Company has implemented new promotional programs, including coupon rebates and other various programs through print and television media. These programs may increase the Company's cost of marketing and reduce operating margins.

SIGNIFICANT PRICE REDUCTIONS IN PERSONAL COMPUTER SOFTWARE

     Recently, several major publishers of PC software, including the Company, have significantly reduced the prices of their products with the goal of gaining greater market share. The retail and wholesale prices of many of the Company's products have declined and the Company has introduced new lines of lower-priced software products. There can be no assurance that such price reductions or new product lines will result in an increase in unit sales volume or that prices will not continue to decline in the future. Such a decline would lead to a decrease in the revenues from, and gross margin on, sales of such products in the future and could result in lower cash flow or operating margins.

RISK OF INTERNATIONAL OPERATIONS

     The Company derived approximately 19% of its revenues in the year ended January 3, 1998 from sales occurring outside North America. These revenues are subject to the risks normally associated with international operations, including currency conversion risks, limitations (including taxes) on the repatriation of earnings, slower and more difficult accounts receivable collection, greater difficulty and expense in administering business abroad, complications in complying with foreign laws and the necessity of obtaining requisite export licenses, which on occasion may be delayed or difficult to obtain. In addition, while United States copyright law, international conventions and international treaties may provide meaningful protection against unauthorized duplication of software, the laws of foreign jurisdictions may not protect the Company's proprietary rights to the same extent as the laws of the United States. Software piracy has been, and can be expected to be, a persistent problem for participants in the "shrink-wrap" software industry, including the Company. These problems are particularly acute in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East.

PROTECTION OF PROPRIETARY RIGHTS; RISK OF INFRINGEMENT CLAIMS

     The Company relies on a combination of trade secret, copyright, trademark and other proprietary rights laws and license agreements to protect its rights to its software products and related documentation. The Company does not have any patents. United States copyright law, international conventions and international treaties, however, may not provide meaningful protection against unauthorized duplication of the Company's software. The Company generally licenses its externally developed products rather than transferring title and has relied on contractual arrangements with recipients and users of its products to establish certain proprietary rights and to maintain confidentiality of those products protected by trade secret law. Consistent with standard industry practice, the Company's products generally are licensed pursuant to "shrink-wrap" licenses that are not signed by the licensee. The enforceability of such licenses has not been conclusively determined. The Company's products do not contain any mechanisms to prevent or inhibit unauthorized copying.

     The Company has registered numerous trademarks in the United States and Canada, and a smaller number in other countries, for titles or components of its products and has trademark registrations pending in the United States and other countries for various new products.

     Policing unauthorized use of a broadly disseminated product such as PC software is very difficult. Software piracy can be expected to be a persistent problem for the "shrink-wrap" software industry. These problems are particularly acute in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East.

     The Company periodically receives communications alleging or suggesting that its products may incorporate material covered by the copyrights, trademarks or other proprietary rights of third parties. With the increased use of music and animation in CD-ROM products and the increased number of software products on the market generally, the Company is likely to experience an increase in the number of infringement claims asserted against it in the future. With respect to licensed products, the Company is generally indemnified against liability on these matters. The Company's policy is to investigate the factual basis of such communications and to resolve such matters promptly by enforcing its rights, negotiating licenses (if necessary) or taking other appropriate actions.

     In certain circumstances, litigation may be necessary to enforce the Company's proprietary rights, to protect copyrights, trademarks and trade secrets and other intellectual property rights owned by the Company or its licensors, to defend the Company against claimed infringements of the rights of others and to determine the scope and validity of the proprietary rights of the Company and others. Any such litigation, whether with or without merit, could be costly and a diversion of management's attention, which could have an adverse effect on the Company's business, operating results or financial condition. Adverse determinations in litigation relating to any of the Company's products could result in the loss of the Company's proprietary rights, subject the Company to liabilities, require the Company to seek licenses from third parties or prevent the Company from selling that product.

DEPENDENCE ON MAJOR SUPPLIER

     In 1997, the production, assembly and distribution of the Company's North American line of products was performed by two units of Bertelsmann AG (collectively, "BMG"), (with the exception of school channel products and certain OEM products). The Company believes that BMG's existing production capacity is sufficient to handle anticipated increases in volume and titles into the foreseeable future. Although the Company believes that suitable alternative suppliers exist, there can be no assurance that any termination or modification of the agreement with BMG would not result in a short-term business interruption for the Company.

YEAR 2000 COMPLIANCE

     The Company has initiated an internal study to ensure that its computer systems and related applications are Year 2000 compliant. The Company has been taking, and will continue to take, actions intended to resolve Year 2000 issues through planned replacement or upgrades of its software systems. During the execution of this project the Company has incurred, and may continue to incur, internal staff costs as well as consulting and other expenses related to enhancements necessary to prepare systems for the year 2000. Based on information currently available to it, the Company believes it will be able to modify or replace any affected systems in time to minimize any detrimental effects on operations, and that any additional associated costs will not be material to the financial condition or results of operations of the Company. The Company is in the process of determining the effect of this issue on its vendors' and customers' systems. There can be no assurance that the systems of such third parties will be Year 2000 compliant on a timely basis, or that the Company's results of operations will not be adversely affected by the failure of systems operated by third parties to properly operate in the year 2000.

HISTORY OF OPERATING LOSSES

     A variety of factors may cause period-to-period fluctuations in the Company's operating results, including integration of operations resulting from acquisitions of companies, products or technologies, revenues and expenses related to the introduction of new products or new versions of existing products, changes in selling prices, customer delays in purchases in anticipation of upgrades to existing products, currency fluctuations, dealer and distributor order patterns, general economic trends or a slowdown of PC sales and seasonality of customer buying patterns. Historical operating results of the Company and its predecessors cannot be relied upon as indicative of the future performance of the Company. On an historical basis, the Company incurred net losses of $65,960,000 for the year ended January 6, 1996 (after amortization, merger and other costs of $103,172,000), $405,451,000 for the year ended January 4, 1997 (after amortization, merger and other costs of $501,330,000) and $475,667,000 for the year ended January 3, 1998 (after amortization, merger and other costs of $515,016,000). The Company had net income of $21,145,000 for the year ended December 31, 1994. There can be no assurance that the Company will be profitable in the future.

CAPITAL RESOURCES

     The expansion of the Company's current business involves significant financial risk and capital investment. There is no assurance that financing will be available in the future to meet the needs of the Company for additional investment.

DEPENDENCE ON CONTINUED PERSONAL COMPUTER SALES

     The success of the Company is dependent upon the continuing use of PCs, and especially multimedia PCs, in the consumer and school market. A general decrease in unit sales of PCs or shift to an alternative means of delivery could adversely affect the Company's future results of operations.

VOLATILITY OF STOCK PRICE

     The Common Stock is quoted on the NYSE. The market price of the Common Stock, like that for the shares of many other high technology companies, has been and may continue to be volatile. Recently, the stock market in general and the shares of personal computer software companies in particular have experienced significant price fluctuations. These broad market fluctuations, as well as general economic and political conditions and factors such as quarterly fluctuations in results of operations, the announcement of technological innovations, the introduction of new products by the Company or its competitors and general conditions in the computer hardware and software industries may have a significant impact on the market price of the Common Stock.

                                 USE OF PROCEEDS

     Because Shares will be issued on exchange or redemption of the New Exchangeable Shares, the Company will receive no net cash proceeds on such issuance. The Company will bear all costs, fees and expenses incurred in effecting the registration of the Shares covered by this Prospectus, including, without limitation, all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Company, fees and expenses of accountants for the Company, printing expenses and blue sky fees and expenses.

                              PLAN OF DISTRIBUTION

NEW EXCHANGEABLE SHARES

        The New Exchangeable Shares are issuable upon exercise of the Warrants offered and sold pursuant to Regulation S under the Securities Act. The Warrants will be exercisable on the business day following the date that all consents and approvals necessary to ensure that the rights and benefits of the holders of the New Exchangeable Shares are substantially equivalent to the rights and benefits of the holders of the outstanding Exchangeable Shares. Notwithstanding the foregoing, if such consents and approvals are not obtained by July 10, 1998 (or such later date that may be agreed upon by SoftKey and Griffiths McBurney & Partners and First Marathon Securities Limited, the underwriters for the sale of the Warrants), the Warrants thereafter will be exercisable for 1.07 Exchangeable Shares. Any unexercised Special Warrants as at 5:00 p.m. (Toronto time) on July 10, 1998 will be deemed to have been exercised immediately prior to such time by the holder thereof without any further action on the holder's part. The Company has outstanding one Voting Share which has a number of votes equal to the number of Exchangeable Shares outstanding. Each holder of Exchangeable Shares has the right (the "Voting Right") to instruct the Trustee to exercise one of the votes attached to the Voting Share for each Exchangeable Share held by the holder. The holder of the Voting Share is not entitled to dividends and shall vote with the holders of Common Stock as a single class. The Exchangeable Shares may be exchanged for the Company's Common Stock on a one-for-one basis until February 4, 2005, at which time all outstanding Exchangeable Shares of SoftKey shall be automatically exchanged for shares of the Common Stock of the Company.

     The following is a description of certain rights, privileges, restrictions and conditions of the Exchangeable Shares as set forth in the articles of arrangement and the plan of arrangement under Section 182 of the Business Corporations Act (Ontario) dated February 4, 1994 (the "Plan of Arrangement") providing for the combination of the Company (formerly known as Wordstar International Incorporated ("Wordstar")), SoftKey and Spinnaker Software Corporation ("Spinnaker"), and the Voting and Exchange Trust Agreement, dated February 4, 1994 (the "Voting and Exchange Trust Agreement") among the Company, SoftKey and R-M Trust Company, as trustee. The Plan of Arrangement and the Voting and Exchange Trust Agreement were entered into in connection with the three party combination (the "Three Party Combination") of the Company, SoftKey and Spinnaker pursuant to the Amended and Restated Combination Agreement dated as of August 17, 1993. The Plan of Arrangement and the Voting and Exchange Trust Agreement are included as exhibits to the Registration Statement of which this Prospectus is a part, and the following description is qualified in its entirety by reference to the Plan of Arrangement and the Voting and Exchange Trust Agreement.

PROCEDURES FOR ISSUANCE OF COMMON STOCK

     ELECTION BY HOLDERS TO EXCHANGE EXCHANGEABLE SHARES. Holders of Exchangeable Shares have the right (the "Exchange Right") at any time with certain limited exceptions to retract (i.e., require SoftKey to redeem) any or all such Exchangeable Shares owned by them and to receive for each retracted Exchangeable Share an amount equal to the Current Market Price (as defined below) of the Company's Common Stock on the business day prior to the Retraction Date (as defined below) (which amount shall be satisfied in full by delivery of one share of Common Stock for each Exchangeable Share), plus an additional amount equal to all declared and unpaid dividends on such Exchangeable Share (the "Retraction Price"). Holders of Exchangeable Shares may effect such retraction by presenting a certificate or certificates to SoftKey or its transfer agent representing the number of Exchangeable Shares the holder desires to retract, together with a written statement (the "Retraction Request") specifying the number of Exchangeable Shares the holder wishes to retract and the date the holder desires to have the Company redeem the Common Stock, which must be between five and ten business days after such request is received by SoftKey (the "Retraction Date"), and such other documents as may be required to effect the retraction of the Exchangeable Shares. "Current Market Price" means, in respect of a share of the Company's Common Stock on any date, the Canadian dollar equivalent of the average of the closing bid and asked prices of the Company's Common Stock during a period of 20 consecutive trading days ending not more than five trading days before such date on the stock exchange or automated quotation system on which the Company's Common Stock is listed or quoted.

     SoftKey must immediately notify the Company of any Retraction Request. The Company will have two business days in which to advise SoftKey as to whether the Company shall exercise its overriding right (the "Retraction Call Right") to purchase all of the Exchangeable Shares specified in the Retraction Request by delivery of the Retraction Price for each retracted share (a "Retracted Share") to the transfer agent for payment to the holder on the Retraction Date. A holder may revoke his or her Retraction Request at any time prior to the close of business on the business day preceding the Retraction Date, in which case the holder's Exchangeable Shares will neither be purchased by the Company nor redeemed by SoftKey. If the holder does not revoke his or her Retraction Request, on the Retraction Date each Exchangeable Share that the holder has requested SoftKey to redeem will be acquired by the Company (assuming the Company exercises its Retraction Call Right) or redeemed by SoftKey, as the case may be, in each case for the purchase price per Retracted Share equal to the Retraction Price.

     SoftKey shall not be obligated to redeem Retracted Shares to the extent that such redemption would be contrary to solvency requirements or other provisions of applicable law. Retracted Shares not redeemed by SoftKey as a result of solvency requirements or other provisions of applicable law will be purchased by the Company on or about the Retraction Date in accordance with the Voting and Exchange Trust Agreement for a purchase price per Retracted Share equal to the Retraction Price.

     REDEMPTION OF EXCHANGEABLE SHARES. Subject to applicable law and the Redemption Call Right of the Company described below, on February 4, 2005 (the eleventh anniversary of the effective date of the Three Party Combination) or
(i) such later date as specified by the SoftKey Board of Directors or (ii) such earlier date as specified by the SoftKey Board of Directors, if at such date there are less than 500,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by the Company and entities controlled by or under common control with the Company and subject to necessary adjustments to such number of shares to reflect permitted changes to Exchangeable Shares) (the "Automatic Redemption Date"), SoftKey will redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share equal to the Retraction Price. SoftKey shall, at least 120 days prior to the Automatic Redemption Date, provide the registered holders of the Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares. Notwithstanding any proposed redemption of the Exchangeable Shares, the Company has an overriding right (the "Redemption Call Right") to acquire on the Automatic Redemption Date all but not less than all of the Exchangeable Shares then outstanding in exchange for an amount per share equal to the Retraction Price.

     LIQUIDATION OF SOFTKEY. Upon the liquidation, dissolution or winding up of SoftKey or any other distribution of the assets of SoftKey among its stockholders for purposes of winding up its affairs (a "SoftKey Liquidation Event"), holders of the Exchangeable Shares have the right to receive from SoftKey, before payment is made to any holder of any class of stock ranking on liquidation junior to the Exchangeable Shares, for each Exchangeable Share an amount equal to the Current Market Price of the Company's Common Stock on the business day prior to the SoftKey Liquidation Event (which shall be satisfied in full by delivery by the Company of one share of Common Stock for each Exchangeable Share they hold), plus an additional amount equal to the full amount of any declared and unpaid dividends on each such Exchangeable Share (the "Liquidation Amount"). In the event of a proposed SoftKey Liquidation Event, the Company has the right (the "Liquidation Call Right") to purchase all but not less than all of the outstanding Exchangeable Shares from the holders thereof at the effective time of any such SoftKey Liquidation even in exchange for the Liquidation Amount.

     On or after the effective date of a SoftKey Liquidation Event, and subject to the exercise by the Company of its Liquidation Call Right to purchase the Exchangeable Shares in exchange for the Liquidation Amount, a holder of Exchangeable Shares may surrender certificates representing such Exchangeable Shares, together with such other documents as may be required, to SoftKey's registered office or the office of the transfer agent. Upon receipt of the certificates and other documents, SoftKey will deliver the Liquidation Amount to such holder at the address recorded in the securities register or by holding the Liquidation Amount for pick up by the holder at SoftKey's registered office or the office of the transfer agent, as specified by SoftKey in a notice to such holder.

     In a SoftKey Insolvency Event (as defined below), a holder may instruct CIBC Mellon Trust Company (the "Trustee") to exercise its exchange right by requiring the Company to purchase the Exchangeable Shares in exchange for the Liquidation Amount. A "SoftKey Insolvency Event" means the institution by SoftKey of any proceeding to be adjudicated as bankrupt or insolvent or to be dissolved or wound up, or the consent of SoftKey to the institution of bankruptcy, insolvency, dissolution or winding up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, and the failure by SoftKey to contest in good faith any such proceedings commenced in respect of SoftKey within 15 days of becoming aware thereof, or the consent by SoftKey to the filing of any such petition or to the appointment of a receiver, or the making by SoftKey of a general assignment for the benefit of creditors, or the admission in writing by SoftKey of its inability to pay its debts generally as they become due, or SoftKey not being permitted, pursuant to solvency requirements of applicable law, to redeem any Exchangeable Shares.

     LIQUIDATION OF THE COMPANY. Upon the occurrence of a Company Liquidation Event (as defined below), in order for the holders of the Exchangeable Shares (other than the Company, its subsidiaries and those controlled by or under common control with the Company) to participate on a pro rata basis with the holders of Common Stock, each holder of Exchangeable Shares will automatically receive the Liquidation Amount upon surrender of Exchangeable Shares and such instruments of transfer as the Company may reasonably require. A "Company Liquidation Event" means (i) any determination by the Company's Board of Directors to institute voluntary liquidation, dissolution, or winding-up proceedings with respect to the Company or to effect any other distribution of assets of the Company among its stockholders for the purpose of winding up its affairs; or (ii) immediately upon the earlier of (A) receipt by the Company of notice of, and (B) the Company becoming aware of any threatened or instituted claim, suit or proceedings with respect to the involuntary liquidation, dissolution or winding-up of the Company or to effect any other distribution of assets of the Company among its stockholders for the purpose of winding up its affairs.

     To effect the automatic exchange of Exchangeable Shares for shares of Common Stock, the Company will be deemed to have purchased each Exchangeable Share outstanding on the fifth business day prior to the effective date of the Company Liquidation Event for the Liquidation Amount.

                            INCOME TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Davies, Ward & Beck, Canadian tax counsel for SoftKey, the following is a summary of the principal Canadian federal income tax considerations generally applicable to a holder who acquires New Exchangeable Shares as described under the heading "Plan of Distribution" (a "Holder") who, for purposes of the Income Tax Act (Canada) (the "Canadian Tax Act"), holds his or her New Exchangeable Shares and will hold his or her shares of Common Stock as capital property and who deals at arm's length with SoftKey and the Company. This summary does not apply to a Holder with respect to whom the Company is a "foreign affiliate" within the meaning of the Canadian Tax Act.

     This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder, all specific proposals to amend the Canadian Tax Act or the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals"), and counsel's understanding of the current administrative practices of Revenue Canada. The Canadian Tax Act contains certain provisions relating to securities held by certain financial institutions (the "Mark-to-Market Rules"). This summary does not take into account these Mark-to-Market Rules, and Holders that are "financial institutions" for purposes of such rules should consult their own tax advisors.

     This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the federal income tax considerations described herein.

     THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

     For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of shares of Common Stock, including dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise.

     HOLDERS RESIDENT IN CANADA

     The following portion of the summary is applicable to Holders who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention, are resident or deemed to be resident in Canada at all relevant times.

     Dividends - New Exchangeable Shares

     Dividends received or deemed to be received on the New Exchangeable Shares by a Holder who is an individual will be included in computing the Holder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

     The New Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, SoftKey will be subject to a 66-2/3% tax under Part VI.1 of the Canadian Tax Act on dividends paid or deemed to be paid on the New Exchangeable Shares. Dividends received or deemed to be received by a Holder on New Exchangeable Shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act applicable to certain corporations.

     Dividends received or deemed to be received on the New Exchangeable Shares by a Holder that is a corporation, other than a "specified financial institution" as defined in the Canadian Tax Act, will normally be deductible in computing its taxable income if either:

     (a) at and immediately before the time at which the dividend is paid or deemed to be paid the Company is not a specified financial institution or a specified person in relation to a specified financial institution for purposes of the Canadian Tax Act; or

     (b) at the time of receipt of the dividend, the New Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and the Holder, either alone or together with specified persons in relation to the Holder, does not receive (or is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding New Exchangeable Shares.

     The Company has advised Canadian tax counsel that it is of the view that it is a specified financial institution for purposes of the Canadian Tax Act at the current time. This status may change in the future.

     In the case of a Holder that is a specified financial institution, such a dividend will normally be deductible in computing its taxable income if either:

     (a) the specified financial institution did not acquire the New Exchangeable Shares in the ordinary course of the business carried on by the Holder, and at and immediately before the time at which the dividend is paid or deemed to be paid the Company is not a specified financial institution or a specified person in relation to a specified financial institution for purposes of the Canadian Tax Act; or

     (b) at the time of receipt of the dividend by the specified financial institution, the New Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and the specified financial institution, either alone or together with persons with whom it does not deal at arm's length, does not receive (or is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding New Exchangeable Shares.

     A Holder that is a "private corporation" or a "subject corporation" (as defined in the Canadian Tax Act) may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33-1/3% on dividends received or deemed to be received on the New Exchangeable Shares to the extent that such dividends are deductible in computing the Holder's taxable income. A Holder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6- % on its "aggregate investment income" for the year which will include dividends or deemed dividends that are not deductible in computing taxable income.

     Dividends - Common Stock

     Dividends on Common Stock will be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by a Holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A Holder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A Holder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6- % on its "aggregate investment income" for the year which will include such dividends. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

     Redemption or Exchange of New Exchangeable Shares

     On the redemption (including a retraction) of a New Exchangeable Share by SoftKey for a share of Common Stock, the Holder will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at the time of the redemption of the share of Common Stock received by the Holder from SoftKey on the redemption plus the amount, if any, of all unpaid dividends on the New Exchangeable Share) exceeds the paid-up capital at that time of the New Exchangeable Share so redeemed. The amount of any such deemed dividend will be subject to the tax treatment accorded to the dividends described above under " - Canadian Federal Income Tax Considerations - Shareholders Resident in Canada - Dividends - New Exchangeable Shares." On the redemption, the Holder will also be considered to have disposed of the New Exchangeable Share, but the amount of such deemed dividend will be excluded in computing the Holder's proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition of the New Exchangeable Share. In the case of a Holder that is a corporation, in some circumstances all or a portion of the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

     On the exchange of a New Exchangeable Share by a Holder with the Company for a share of Common Stock, the Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the New Exchangeable Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the New Exchangeable Share to the Holder. For these purposes, the proceeds of disposition will be the value of the share of Common Stock at the time of exchange plus the amount of all unpaid dividends on the New Exchangeable Share.

     The cost to a Holder of a share of Common Stock received on the retraction, redemption or exchange of a New Exchangeable Share will be equal to the fair market value of the share of Common Stock at the time of such event. Where the share of Common Stock is capital property, its cost will be averaged with the adjusted cost base of all such shares held by the Holder as capital property immediately before the acquisition to determine the adjusted cost base of each such share to the Holder.

     BECAUSE OF THE EXISTENCE OF THE RETRACTION CALL RIGHT, A HOLDER EXERCISING THE RIGHT OF RETRACTION IN RESPECT OF A NEW EXCHANGEABLE SHARE CANNOT CONTROL WHETHER SUCH HOLDER WILL RECEIVE A SHARE OF COMMON

STOCK BY WAY OF REDEMPTION OF THE NEW EXCHANGEABLE SHARE BY SOFTKEY OR BY WAY OF PURCHASE OF THE NEW EXCHANGEABLE SHARE BY THE COMPANY. AS DESCRIBED ABOVE, THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF A REDEMPTION DIFFER FROM THOSE OF A PURCHASE. HOWEVER, A HOLDER WHO EXERCISES THE RIGHT OF RETRACTION WILL BE NOTIFIED IF THE RETRACTION CALL RIGHT WILL NOT BE EXERCISED BY THE COMPANY, AND IF SUCH HOLDER DOES NOT WISH TO PROCEED, SUCH HOLDER MAY CANCEL THE NOTICE OF RETRACTION AND RETAIN SUCH HOLDER'S NEW EXCHANGEABLE SHARE (SEE "PROCEDURES FOR ISSUANCE OF COMMON STOCK - ELECTION BY HOLDERS TO EXCHANGE EXCHANGEABLE SHARES").

     Dispositions and Taxation of Capital Gains and Capital Losses

     Upon a disposition (or a deemed disposition) of a New Exchangeable Share or a share of Common Stock, including a sale, exchange or other disposition, a Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the New Exchangeable Share or the share of Common Stock, as applicable, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the New Exchangeable Share or the share of Common Stock, as applicable, to the Holder. Three-quarters of any such capital gain will be required to be included in computing the Holder's income as a taxable capital gain. Three-quarters of any such capital loss normally is deducted against taxable capital gains realized by the Holder in the year of disposition and thereafter normally may be deducted by the Holder against taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year, subject to detailed rules contained in the Canadian Tax Act in this regard.

     The amount of any capital loss realized on the disposition or deemed disposition of a New Exchangeable Share by a Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and in the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a Holder that is a corporation is a member of a partnership or beneficiary of a trust that owns New Exchangeable Shares or that is itself a member of a partnership or a beneficiary of a trust that owns New Exchangeable Shares.

     A Holder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) also may be liable to pay an additional refundable tax of 6- % on its "aggregate investment income" for the year which will include taxable capital gains.

     Call Rights

     SoftKey is of the view, and has advised counsel, that the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right each have nominal value. On this basis, a Holder should not realize a gain at the time that any of such Call Rights are granted to the Company. Such determinations of value are not binding on Revenue Canada and counsel can express no opinion on matters of factual determination such as this.

     Foreign Property

     The New Exchangeable Shares, if issued on the date hereof and listed on a prescribed stock exchange in Canada (which currently includes the TSE), would not, on the date hereof, be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. The Voting Rights and the Exchange Rights will be foreign property under the Canadian Tax Act. SoftKey has advised Canadian tax counsel that SoftKey is of the view that the fair market value of the Voting Rights and the Exchange Rights is nominal. Common Stock will be foreign property under the Canadian Tax Act.

     Qualified Investments

     The New Exchangeable Shares, if issued on the date hereof, would be, on the date hereof, a qualified investment under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. Shares of Common Stock, if issued on the date hereof and listed on a prescribed stock exchange (which currently includes the NYSE) would be, on the date hereof, qualified investments for such trusts. The Voting Rights and the Exchange Rights will not be qualified investments under the Canadian Tax Act. As indicated above, SoftKey is of the view that the fair market value of these rights is nominal.

     Foreign Property Information Reporting

     A Holder of Common Stock who is a "specified Canadian entity" for a taxation year or a fiscal period and whose total cost amount of "specified foreign property", including such shares, at any time in the year or fiscal period exceeds Cdn. $100,000 will be required to file an information return for the year or period disclosing prescribed information, including the Holder's cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With some exceptions, generally, a taxpayer resident in Canada in the year will be a specified Canadian entity. A Holder of Common Stock should consult its own advisors about whether it must comply with these rules. On October 2, 1997, the Minister of Finance (Canada) and the Minister of National Revenue announced that this requirement to report such specified foreign property is suspended pending a review and that the first filing date has been delayed until April 1999.

     SHAREHOLDERS NOT RESIDENT IN CANADA

     The following summary is applicable to Holders who, for purposes of the Canadian Tax Act, have not been and will not be resident in Canada at any time while they hold New Exchangeable Shares or will hold shares of Common Stock, who do not use or hold and are not deemed to use or hold such shares in the course of carrying on a business in Canada, and to whom such shares are not taxable Canadian property. Additional considerations, which are not discussed below, may be relevant to a non-resident that is an insurer which carries on business in Canada and elsewhere. Generally, the New Exchangeable Shares and shares of Common Stock will not be taxable Canadian property provided that the Holder does not use or hold, and is not deemed to use or hold, the New Exchangeable Shares or the shares of Common Stock, as applicable, in connection with carrying on a business in Canada and, in the case of the New Exchangeable Shares, the New Exchangeable Shares are listed on a prescribed stock exchange for purposes of the Canadian Tax Act and the Holder, persons with whom such holder does not deal at arm's length, or the Holder and such persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of SoftKey at any time within five years preceding the date in question.

     Such a Holder of New Exchangeable Shares will not be subject to tax under the Canadian Tax Act on capital gains arising on the exchange of a New Exchangeable Share by the Company for a share of Common Stock, or on the sale or other disposition of a New Exchangeable Share or a share of Common Stock. Such a Holder may be subject to withholding tax under the Canadian Tax Act on a redemption of New Exchangeable Shares, as described below.

     Dividends paid on the New Exchangeable Shares are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty.

     A HOLDER WHOSE EXCHANGEABLE SHARES ARE REDEEMED (EITHER UNDER SOFTKEY'S REDEMPTION RIGHT OR PURSUANT TO THE HOLDER'S RETRACTION RIGHTS) WILL BE DEEMED TO RECEIVE A DIVIDEND AS DESCRIBED ABOVE UNDER " - CANADIAN FEDERAL INCOME TAX CONSIDERATIONS - SHAREHOLDERS RESIDENT IN CANADA - REDEMPTION OR EXCHANGE OF NEW EXCHANGEABLE SHARES," WHICH DEEMED DIVIDEND WILL BE SUBJECT TO WITHHOLDING TAX AS DESCRIBED IN THE PRECEDING PARAGRAPH.

UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a summary of the material United States federal income and estate tax considerations relating to the exchange of New Exchangeable Shares for Common Stock and the purchase, ownership and disposition of Common Stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder ("Treasury Regulations"), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold Exchangeable Shares or Common Stock as "capital assets" (within the meaning of Section 1221 of the Code) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold New Exchangeable Shares or Common Stock as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. The Company has not sought any ruling from the Internal Revenue Service ("IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. The summary represents the opinion of Hale and Dorr LLP, United States counsel to the Company.

INVESTORS CONSIDERING THE EXCHANGE OF NEW EXCHANGEABLE SHARES FOR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

NON-UNITED STATES HOLDERS

     As used herein, the term "Non-United States Holder" means a beneficial owner of New Exchangeable Shares or Common Stock other than a beneficial owner that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust that is subject to United States federal income taxation on a net income basis in respect of New Exchangeable Shares or Common Stock.

     EXCHANGE OF NEW EXCHANGEABLE SHARES

     A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the exchange of New Exchangeable Shares for shares of Common Stock unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition or (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

     DIVIDENDS

     The amount of any distribution by the Company in respect of the Common Stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend to the extent of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the Holder's tax basis in the Common Stock and thereafter as gain from the sale of exchange of such stock. Distributions treated as dividends paid, excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder, will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If such Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Holder delivers IRS Form 4224 to the payor.

     Under current U.S. Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of U.S. Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under recently issued U.S. Treasury Regulations, however, Non-U.S. Holders of Common Stock who wish to claim the benefit of an applicable treaty rate would be required to satisfy certain certification requirements. The new U.S. Treasury Regulations are effective for payments made after December 31, 1998.

     SALE OF COMMON STOCK

     A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of Common Stock unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition or (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

     DEATH OF A NON-UNITED STATES HOLDER

     Common Stock actually or beneficially held (other than through a foreign corporation) by a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

     INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     United States information reporting requirements and backup withholding tax will not apply to any exchange of New Exchangeable Shares or the payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable U.S. Treasury Regulations); unless such broker (i) is a United States person, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a controlled foreign corporation for United States federal income tax purposes. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of Common Stock (a) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status, or (b) is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and provides a statement to the Company or its agent under penalties of perjury in which it certifies that a Form W-8 (or a suitable substitute) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

     If paid to an address outside the United States, dividends on Common Stock held by a Non-United States Holder will generally not be subject to the information reporting and backup withholding requirements described in this section. However, under recently issued U.S. Treasury Regulations, dividend payments will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. The new U.S. Treasury Regulations apply to dividend payments made after December 31, 1998.

     UNITED STATES REAL PROPERTY HOLDING CORPORATIONS

     The discussion of the United States taxation of Non-United States Holders of Common Stock assumes that the Company is at no time a United States real property holding corporation within the meaning of Section 897(c) of the Code. Under present law, the Company would not be a United States real property holding corporation so long as (a) the fair market value of its United Stated real property interests is less than (b) 50% of the sum of the fair market value of its United States real property interests, its interests in real property located outside the United States, and its other assets which are used or held or use in a trade or business. The Company believes that it is not a United States real property holding corporation and does not expect to become such a corporation.

UNITED STATES HOLDERS

     As used herein, the term "United States Holder" means any beneficial owner of Common Stock that is not a Non-United States Holder.

     EXCHANGE OF NEW EXCHANGEABLE SHARES

     A United States Holder will generally recognize capital gain or loss upon the exchange of New Exchangeable Shares for shares of Common Stock equal to the difference between the fair market value of shares of Common Stock received (other than Common Stock received for declared but unpaid dividends) and such Holder's basis in the New Exchangeable Shares surrendered. Under certain limited circumstances, an exchange by a United States Holder of New Exchangeable Shares for Common Stock may be characterized as a tax free exchange (except to the extent of Common Stock received in exchange for declared, but unpaid, dividends). It is not possible to predict whether or not all of the requirements for a tax-free exchange will exist at the time of the exchange, because such requirements are dependent upon future events. If the exchange qualifies as a tax-free exchange, a United States Holder will not recognize gain or loss upon the exchange, will have a basis in the Common Stock received in the exchange equal to such Holder's basis in the New Exchangeable Shares, and will have a holding period which includes the holding period in the New Exchangeable Shares.

     Whether the exchange of New Exchangeable Shares is taxable or tax-free, a United States Holder will recognize ordinary income to the extent of Common Stock received in the exchange for declared, but unpaid, dividends on the New Exchangeable Shares. A United States Holder's holding period in all shares of Common Stock received in the exchange will begin on the day after the exchange.

     Canadian tax, if any, imposed on the exchange may be available as a credit against a United States Holder's United States federal income taxes, subject to applicable limitations. A United States Holder who is not eligible for a credit may be able to deduct the Canadian taxes paid, if any, in computing United States federal income subject to tax.

     PASSIVE FOREIGN INVESTMENT COMPANY

     SoftKey may be classified as a passive foreign investment company ("PFIC") for United States federal income tax purposes for any taxable year if either (i) 75% or more of its gross income is passive income or (ii) on average for the taxable year, 50% or more of its assets (by value) produce or are held for the production of passive income. While there can be no assurance, the Company and SoftKey expect, based on the manner in which SoftKey intends to manage its business and the projections of SoftKey's investments, income and assets, that it will not be a PFIC. SoftKey will monitor its status and will notify holders of New Exchangeable Shares if it believes that it is properly classified as a PFIC for any taxable year.

     If SoftKey were to be classified as a PFIC, the consequences to a United States Holder will depend in part on whether the United States Holder has made a "Mark-to-Market Election" or a "QEF Election" with respect to SoftKey. If SoftKey is a PFIC during a United States Holder's holding period and the United States Holder does not make a Mark-to-Market Election or a QEF Election, the United States Holder will generally be required to pay a special United States tax, in lieu of the United States tax that would otherwise apply, if such United States Holder (a) realizes a gain upon the sale or exchange of New Exchangeable Shares (including an exchange for Common Stock) or (b) receives an "excess distribution" from SoftKey on the New Exchangeable Shares. If a United States Holder makes a QEF Election or Mark-to-Market Election, it will generally be required to include amounts in income, based upon SoftKey's income or the value of the New Exchangeable Shares, even if SoftKey does not make actual distributions to holders of New Exchangeable Shares.

     If for any year SoftKey determines that it is properly classified as a PFIC, SoftKey will comply with all reporting requirements necessary for a United States Holder to make a QEF Election and will, promptly following the end of such year and each year thereafter for which it is properly classified as a PFIC, provide to United States Holders the information required by the QEF Election.

     DIVIDENDS

     The amount of any distribution by the Company in respect of the Common Stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the Holder's tax basis in the Common Stock and thereafter as gain from the sale of exchange of such stock.

     SALE OF COMMON STOCK

     Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Common Stock.

     INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting requirements will apply to (i) payments of dividends on Common Stock and (ii) the exchange of New Exchangeable Shares for Common Stock or payments of the proceeds of the sale of Common Stock by or to certain noncorporate United States Holders. The payor will be required to withhold backup withholding tax at the rate of 31% if the payee fails to furnish certain information to the payor or the IRS notifies the payor that backup withholding is required. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax and may entitle the Holder to a refund, provided that the required information is furnished to the IRS.

LEGAL MATTERS

     Certain legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Neal S. Winneg, General Counsel of the Company. Mr. Winneg owns options to purchase on aggregate of 131,500 shares of Common Stock, which are to become exercisable in periodic installments through January, 1999. Certain federal U.S. and Canadian tax consequences have been passed upon by Hale and Dorr LLP, Boston, Massachusetts, and by Davies, Ward & Beck, Toronto, Ontario, respectively, as set forth under "Income Tax Considerations."

EXPERTS

     The consolidated balance sheets as of January 3, 1998 and January 4, 1997 and the consolidated statements of income, retained earnings, and cash flows for each of the three year period ended January 3, 1998, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of the firm as experts in accounting and auditing.

     The financial statements as of December 31, 1997 and 1996 and for the years then ended of the Mindscape Group, incorporated by reference in this Prospectus, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of authority of said firm as experts in auditing and accounting.






==================================================                    =====================================================
     No dealer, salesperson or other person has
been authorized to give any information or to make
any representations other than those contained in
this Prospectus and, if given or made, such
information or representations must not be relied
upon as having been authorized by the Company.
This Prospectus does not constitute an offer to
sell or a solicitation of any offer to buy to any                                    THE LEARNING COMPANY, INC.
person in any jurisdiction in which such offeror
solicitation of an offer or solicitation would be
unlawful. Neither the delivery of this Prospectus
nor any offer or sale hereunder shall, under any                                          8,687,500 Shares
circumstances, create any implication that there                                            Common Stock
has been no change in the affairs of the Company
or that the information contained herein is
correct as of any date hereof.
               --------------------

                 TABLE OF CONTENTS

                                            Page
Available Information....................... 5                                           --------------------
Incorporation of Certain Documents
 by Reference............................... 5                                                PROSPECTUS
Special Note Regarding Forward-
   Looking Information...................... 6                                           --------------------
The Company................................. 7
Risk Factors................................ 8
Use of Proceeds.............................14
Plan of Distribution........................15
Income Tax Considerations...................18
Legal Matters...............................26
Experts.....................................26
                                                                                               June ___, 1998
               --------------------


==================================================                    =====================================================


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the various expenses to be incurred in connection with the offering of the securities being registered hereby, all of which will be borne by the Company. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

         Filing Fee - Securities and Exchange Commission              $ 70,478
         Legal fees and expenses of the Company                       $ 30,000
         Accounting fees and expenses                                 $ 10,000
         Printing expenses                                            $  2,500
         Miscellaneous expenses                                       $  7,022

            Total Expenses                                            $120,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 8 of the Company's Restated Certificate of Incorporation, as amended, provides for elimination of directors' personal liability and indemnification as follows:

     "8. LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

     8.1 ELIMINATION OF CERTAIN LIABILITIES OF DIRECTORS. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Section to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Section by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     8.2 INDEMNIFICATION AND INSURANCE.

         8.2.1 RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to its fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act of 1974, excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors, and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         8.2.2 NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this

Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate, Bylaw, agreement, vote of stockholders, or disinterested directors or otherwise.

         8.2.3 INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law."

     The Company has purchased directors' and officers' liability insurance which would indemnify the directors and officers of the Company against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 16.      EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION
------                             -----------
     4.1      Restated Certificate of Incorporation, as amended
              (Incorporated by reference to exhibits filed with the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 6, 1996.)

     4.2 Bylaws of the Company, as amended (Incorporated by reference to exhibits filed with the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 6, 1996.)

     4.3 Voting and Exchange Trust Agreement, dated as of February 4, 1994, between the Registrant, SoftKey Software Products Inc. and R-M Trust Company, as Trustee. (Incorporated by reference to Exhibit
              4.3 filed with Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-40549)).

     4.4      Plan of Arrangement of SoftKey Software Products Inc. under
              Section 182 of the Business Corporations Act (Ontario). (Incorporated by reference to Exhibit 4.4 filed with Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-40549)).

     5.1      Opinion of Neal S. Winneg, Esq.

     8.1      Form of Opinion of Hale and Dorr LLP regarding tax matters.

     8.2      Form of Opinion of Davies, Ward & Beck regarding tax matters.

     23.1     Consent of Coopers & Lybrand L.L.P.

     23.2     Consent to Price Waterhouse LLP

     23.3     Consent of Neal S. Winneg, Esq., included in Exhibit 5.1.

     24.1     Power of Attorney.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 10th day of June, 1998.

                                        THE LEARNING COMPANY, INC.



                                        By: /s/ Michael J. Perik
                                            ----------------------------------
                                            Michael J. Perik
                                            Chairman of the Board and Chief
                                            Executive Officer



                                POWER OF ATTORNEY

     We, the undersigned officers and directors of The Learning Company, Inc., hereby severally constitute Michael J. Perik, R. Scott Murray and Neal S. Winneg, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable The Learning Company, Inc. to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

             Signature                               Title                                   Date
             ---------                               -----                                   ----

/s/ Michael J. Perik            Chairman of the Board and Chief Executive Officer        June 10, 1998
---------------------------     (Principal Executive Officer)
Michael J. Perik


/s/ R. Scott Murray             Chief Financial Officer (Principal Financial and         June 10, 1998
---------------------------     Accounting Officer)
R. Scott Murray



/s/ Kevin O'Leary            President and Director           June 10, 1998
--------------------------
Kevin O'Leary


/s/ Lamar Alexander          Director                         June 10, 1998
--------------------------
Lamar Alexander


/s/ Michael A. Bell          Director                         June 10, 1998
--------------------------
Michael A. Bell


/s/ Robert Gagnon            Director                         June 10, 1998
--------------------------
Robert Gagnon


                             Director                         June 10, 1998
--------------------------
Carolynn N. Reid-Wallace


/s/ Robert A. Rubinoff       Director                         June 10, 1998
--------------------------
Robert A. Rubinoff


/s/ Scott M. Sperling        Director                         June 10, 1998
--------------------------
Scott M. Sperling


/s/ Anthony DiNovi           Director                         June 10, 1998
--------------------------
Anthony DiNovi


/s/ Mark Nunnelly            Director                         June 10, 1998
--------------------------
Mark Nunnelly


/s/ Paul J. Zepf             Director                         June 10, 1998
--------------------------
Paul J. Zepf

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
------                             -----------

    4.1 Restated Certificate of Incorporation, as amended (Incorporated by reference to exhibits filed with the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 6, 1996.)

    4.2 Bylaws of the Company, as amended (Incorporated by reference to exhibits filed with the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 6, 1996.)

    4.3 Voting and Exchange Trust Agreement, dated as of February 4, 1994, between the Registrant, SoftKey Software Products Inc. and R-M Trust Company, as Trustee. (Incorporated by reference to Exhibit 4.3 filed with Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-40549)).

    4.4           Plan of Arrangement of SoftKey Software Products Inc. under
                  Section 182 of the Business Corporations Act (Ontario). (Incorporated by reference to Exhibit 4.4 filed with Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-40549)).

    5.1           Opinion of Neal S. Winneg, Esq.

    8.1           Form of Opinion of Hale and Dorr LLP regarding tax matters.

    8.2           Form of Opinion of Davies, Ward & Beck regarding tax matters.

    23.1          Consent of Coopers & Lybrand L.L.P.

    23.2          Consent of Price Waterhouse LLP

    23.3          Consent of Neal S. Winneg, Esq., included in Exhibit 5.1.

    24.1          Power of Attorney.